                                                                    EXHIBIT 10.1




BANKERS TRUST COMPANY                                NATIONSBANK OF TEXAS, N.A
130 LIBERTY STREET                                   901 MAIN STREET
NEW YORK, NEW YORK 10006                             64TH FLOOR
                                                     DALLAS, TEXAS 75202

SALOMON BROTHERS HOLDING                             NATIONSBANC MONTGOMERY
    COMPANY INC                                          SECURITIES L.L.C.
SEVEN WORLD TRADE CENTER                             901 MAIN STREET
NEW YORK, NEW YORK 10048                             64TH FLOOR
                                                     DALLAS, TEXAS 75202

GOLDMAN, SACHS CREDIT
    PARTNERS L.P.
85 BROAD STREET
NEW YORK, NEW YORK 10004
                                                                    May __, 1998


Capstar Radio Broadcasting Partners, Inc.
600 Congress Avenue
Suite 1400
Austin, Texas 78701

Re:      Bank Commitment Letter

Ladies and Gentlemen:

         You have advised Bankers Trust Company ("BTCo"), Goldman, Sachs Credit Partners L.P. ("Goldman"), Salomon Brothers Holding Company Inc ("Salomon"), NationsBank of Texas, N.A. ("NationsBank") and NationsBanc Montgomery Securities L.L.C. ("Montgomery" and, together with NationsBanc, "Nations" and, together with BTCo, Goldman and Salomon, the "Agents") that Capstar Radio Broadcasting Partners, Inc. ("Capstar Radio"), which is a wholly-owned subsidiary of Capstar Broadcasting Partners, Inc. ("Capstar Partners"), which in turn is a wholly-owned subsidiary (excluding outstanding preferred stock) of Capstar Broadcasting Corporation ("CBC"), intends to consummate an acquisition (the "Acquisition"), through a newly acquired wholly-owned subsidiary of Capstar Radio, SBI Holding Corporation, of all the capital stock (excluding outstanding preferred stock) of SFX Broadcasting, Inc. ("SFX"). In connection with the Acquisition (but as to items (i) and (ii) below, within 120 days after the consummation of the Acquisition), Capstar Radio intends to (i) redeem approximately $154.0 million in aggregate principal amount of SFX's existing 10 3/4% Senior Subordinated Notes (the "SFX 10 3/4% Senior Subordinated Notes Redemption"),
(ii) redeem approximately $119.6 million in aggregate liquidation preference of the outstanding shares of SFX's 12 5/8% Series E Cumulative Exchangeable Preferred Stock due 2006 (the "SFX Exchangeable Preferred Stock Redemption") and
(iii) repay existing indebtedness of SFX in an aggregate principal amount of up to $500 million under a bridge credit facility (the "Bridge Loan") to be provided by BTCo (the "SFX Credit Facility Refinancing" and, together with the SFX 10 3/4% Senior Subordinated Notes Redemption and the SFX Exchangeable Preferred Stock Redemption, the "SFX Refinancings") which was entered into for the purpose of (x) repaying indebtedness of SFX under a Third Amended and Restated Credit Agreement, dated as of June 23, 1997, among SFX, various financial institutions and the Bank of New York, as agent (the "Original SFX Credit Facility"), and (y) financing a portion of the purchase price of the acquisition by SFX of approximately $250 million of radio station assets from Capstar Radio or one or more of its subsidiaries (such acquisition being herein referred to as the "SFX-Capstar Acquisition"). In addition, concurrently with the consummation of the Acquisition and the SFX Credit Facility Refinancing, Capstar Radio will repay all outstanding loans and terminate all commitments (the "Capstar Credit Facility Refinancing" which, together with the SFX Refinancings, is hereinafter called the "Refinancings") in respect of the Amended and Restated Credit Agreement, dated as of February 20, 1997, and amended and restated as of August 12, 1997 (as amended through the date hereof, the "Existing Credit Agreement"), among CBC, Capstar Partners, Capstar Radio, various banks from time to time party thereto, BankBoston, N.A., as Managing Agent, NationsBank of Texas, N.A., as Syndication Agent, The Bank of New York, as Documentation Agent, and Bankers Trust Company, as Administrative Agent (the credit facilities evidenced by such Existing Credit Agreement being herein referred to as the "Existing Credit Facilities"). We understand that the aggregate funding needed to effect the Transaction (as hereinafter defined) (including the amount of fees and expenses incurred in connection therewith) shall not exceed $2.27 billion.

         Each of us understands that the funding required to finance the Acquisition, to effect the Refinancings, to pay related fees and expenses and to provide for the ongoing working capital needs and general corporate requirements of Capstar Radio and its subsidiaries shall be provided solely through (A) an aggregate amount of approximately $1.397 billion comprised of (i) an initial public offering of the common stock of CBC (the "IPO") which shall generate at least $550 million of gross cash proceeds, (ii) available cash on hand of CBC and its subsidiaries (including cash in connection with the SFX-Capstar Acquisition), (iii) sale proceeds received by CBC or its subsidiaries from the disposition of radio stations to third parties to comply with multiple station ownership rules and regulations (the "SFX-Capstar Station Disposition"), which SFX-Capstar Station Disposition will be consummated substantially contemporaneously with the Acquisition, and (iv) the incurrence by CBC of a secured loan from Chancellor Media (the "Chancellor Loan") in an aggregate principal amount of at least $175 million but no more than $250 million (with the financing transactions described in this clause (A) herein collectively referred to as the "Company Financings"), and (B) the proceeds of advances under the Senior Secured Bank Financing as described below (together with the Company Financings, being herein collectively referred to as the "Financing Transactions" and, together with the Acquisition and the Refinancings, collectively the "Transaction"; it being understood that all the proceeds of the IPO and the Chancellor Loan net of all Transaction and other related expenses shall be contributed to the capital of Capstar Partners, and with Capstar Partners then contributing 100% of such net proceeds to Capstar Radio, which will in turn contribute or loan all or part of such net proceeds to SBI Holding Corporation as necessary to consummate the Acquisition and the SFX Credit Facility Refinancing).

         Each of us further understands that the senior secured bank financing (the "Senior Secured Bank Financing") will be in the form of (i) a term loan facility (the "A Term Loan Facility") in the amount of $600 million to be made available to Capstar Radio pursuant to two drawings, with the first of such drawings to be made on the date of the consummation of the Acquisition and the second of such drawings to be made on the date on which the SFX 10 3/4% Senior Subordinated Notes Redemption and the SFX Exchangeable Preferred Stock Redemption will be effected, (ii) a second term loan facility (the "B Term Loan Facility" and, together with the A Term Loan Facility, the "Term Loan Facilities") in the amount of $250 million to be made available to Capstar Radio pursuant to a single drawing on the date of the consummation of the Acquisition and (iii) a revolving credit facility (the "Revolving Credit Facility" and, together with the Term Loan Facilities, the "Credit Facilities") in the amount of $550 million to be made available to Capstar Radio on and after the consummation of the Acquisition.

         Each of BTCo, Salomon, Goldman and NationsBank are pleased to confirm that they are each severally committed to provide, on, and subject to, the terms and conditions set forth herein, $200 million of the Senior Secured Bank Financing. Additionally, each of BTCo, Salomon, Goldman and Montgomery is pleased to advise you that it will use its best efforts to arrange a syndicate of financial institutions (together with BTCo, Salomon, Goldman and NationsBank, the "Lenders") to provide the remainder of the Senior Secured Bank Financing (it being understood and agreed that each of BTCo's, Salomon's, Goldman's and NationsBank's commitment as provided in the immediately preceding sentence is subject to the successful syndication of the Credit Facilities, which shall include commitments to provide at least $600 million of the Credit Facilities from Lenders that are not affiliates of BTCo, Salomon, Goldman or NationsBank). We are also pleased to inform you that each of BTCo, Salomon, Goldman and Montgomery (each a "Co-Arranger" and, collectively, the "Co-Arrangers") hereby commits to act as a Co-Arranger of the Senior Secured Bank Financing on a mutually agreeable basis, and that BTCo will act as administrative agent (in such capacity, the "Administrative Agent"), each of Salomon and Goldman will act as documentation agents (in such capacity, each a "Documentation Agent" and together the "Documentation Agents"), and NationsBank will act as syndication agent (in such capacity, the "Syndication Agent") for the Lenders party to the Senior Secured Bank Financing.

         Additionally, the credit agreement governing the Senior Secured Bank Financing shall provide additional financing of up to $500 million (the "Additional Financing"). The Additional Financing will only be available if and to the extent that Lenders provide commitments thereunder when requested by Capstar Radio, and this letter does not represent or constitute a commitment on the part of the Co-Arrangers or any of their affiliates to provide and/or participate in the Additional Financing. The structure and the terms and conditions of the Additional Financing shall be satisfactory to the Co-Arrangers and you.

         Each of us reserves the right, prior to or after execution of the definitive credit documentation for the Senior Secured Bank Financing, to syndicate all or a part of the Senior Secured Bank Financing to one or more financial institutions identified by us in consultation with you that will become Lenders and will become parties to such definitive credit documentation pursuant to a syndication to be managed by the Administrative Agent. You agree to assist us in achieving a syndication that is reasonably satisfactory to us and to you. Such syndication will be accomplished by a variety of means, including direct contact during the syndication between senior management and advisors of CBC and its subsidiaries and the proposed syndicate members. Your assistance in connection with the syndication will also include, if the Co-Arrangers so request, your restructuring in a manner mutually acceptable to the Co-Arrangers and you, of the terms and conditions of the Senior Secured Bank Financing (including, without limitation, the reallocation of the commitments with respect to the sub-facilities in a manner different from that set forth herein) if, in the Co-Arrangers' judgment, any portion of the syndication shall have been unsuccessful after the Co-Arrangers' reasonable and customary efforts, provided that the aggregate commitments under the Senior Secured Bank Financing shall not be reduced. To assist us in our syndication efforts, you hereby agree
(i) to provide and cause your advisors to provide us and the other syndicate members upon request with all reasonable information deemed necessary by us to complete syndication, including but not limited to, information and evaluations prepared by you, (ii) to assist us upon request in the preparation of an Information Memorandum to be used in connection with the syndication of the Senior Secured Bank Financing, including making available officers of CBC and, as appropriate, its subsidiaries from time to time to attend and make presentations regarding the business and prospects of CBC and its subsidiaries (including Capstar Radio), as appropriate, at a meeting or meetings of Lenders or prospective Lenders and (iii) to use your reasonable efforts to ensure that the syndication benefits from your existing bank relationships. We will provide you with a copy of the Information Memorandum for your review prior to the distribution thereof to prospective Lenders.

         Based on our discussions to date, we propose that the Senior Secured Bank Financing be made available pursuant to a single credit agreement (the "Credit Agreement"). A summary of certain of the terms of the Senior Secured Bank Financing are set forth below:

                     SUMMARY OF CERTAIN TERMS AND CONDITIONS



I.       DESCRIPTION OF CREDIT FACILITIES

         A.   A Term Loan Facility

Amount:                 $600 million term loan facility (the "A Term Loan
                        Facility").

Use of Proceeds:        The proceeds of term loans under the A Term Loan
                        Facility (the "A Term Loans") shall be utilized (i) to finance, in part, the Transaction and the payment of fees and expenses relating thereto, and (ii) to finance, to the extent holders of SFX's 12 5/8% Series
                        E Cumulative Exchangeable Preferred Stock, SFX's
                        10 3/4% Senior

                        Subordinated Notes or SFX's 11 3/8% Senior Subordinated Notes due 2000 (of which no more than approximately $600,000 remains outstanding) opt to exercise their right of repurchase as a result of a change of control as provided in the certificate of designation or the indentures, any repurchase of SFX's 12 5/8% Series E Cumulative Exchangeable Preferred Stock, SFX's 10 3/4% Senior Subordinated Notes or SFX's 11 3/8% Senior Subordinated Notes.

Availability:           A Term Loans may only be incurred (i) on the closing
                        date of the Acquisition (the "Closing Date") and (ii) on the date (the "Second A Term Loan Borrowing Date") on which the SFX 10 3/4% Senior Subordinated Notes
                        Redemption and the SFX Exchangeable Preferred Stock
                        Redemption will be effected; provided that in no event shall the Second A Term Loan Borrowing Date occur more than 120 days after the Closing Date. No amount of A
                        Term Loans once repaid may be reborrowed.

Maturity:               The final maturity of the A Term Loan Facility shall be
                        6-1/2 years from the Closing Date (the "A Maturity
                        Date").

Amortizations:          The A Term Loans shall be subject to scheduled annual
                        amortizations payable in equal quarterly installments, in annual amounts equal to the product of the initial aggregate principal amount of A Term Loans and the percentage set forth below next to the relevant year:

                                Year                    Percentage
                                ----                    ----------
                                  1                          0%

                                  2                         10%

                                  3                         15%

                                  4                         15%

                                  5                         20%

                                  6                         20%

                            7 (2 quarters)                  20%.

         B.       B Term Loan Facility

Amount:                 $250 million term loan facility (the "B Term Loan
                        Facility").

Use of Proceeds:        The proceeds of term loans under the B Term Loan
                        Facility (the "B Term Loans" and, together with the A
                        Term Loans, the "Term Loans") shall be utilized solely to finance, in part, the Transaction and the payment of fees and expenses relating thereto.

Availability:           B Term Loans may only be incurred on the Closing Date.
                        No amount of B Term Loans once repaid may be reborrowed.

Maturity:               The final maturity of the B Term Loan Facility shall be
                        7 years from the Closing Date (the "B Maturity Date").

Amortizations:          The B Term Loans shall be subject to scheduled annual
                        amortizations, payable in equal quarterly installments, in annual amounts equal to (x) 1% of the initial aggregate principal amounts of B Term Loans in each of years 1 through 5 after the Closing Date, (y) 45% of the initial aggregate principal amount of B Term Loans in year 6 and (z) 50% of the initial aggregate principal amount of B Term Loans in year 7.

         C.       Revolving Credit Facility

Amount: $550 million revolving credit facility (the "Revolving Credit Facility"), with a letter of credit sublimit of $150 million.

Use of Proceeds:        The proceeds of loans made pursuant to the Revolving
                        Credit Facility (the "Revolving Loans" and, together with the Term Loans, the "Loans") shall be utilized (i) for the Borrower's and its subsidiaries' working capital and general corporate purposes (including permitted acquisitions) and (ii) to finance, to the extent holders of SFX's 12 5/8% Series E Cumulative Exchangeable
                        Preferred Stock, SFX's 10 3/4% Senior Subordinated Notes or SFX's 11 3/8% Senior Subordinated Notes (of which no more than approximately $600,000 remains outstanding) opt to exercise their right of repurchase as a result of a change of control as provided in the certificate of designation or the indentures, any repurchase of SFX's
                        12 5/8% Series E Cumulative Preferred Stock, SFX's
                        10 3/4% Senior Subordinated Notes or SFX's 11 3/8%
                        Senior Subordinated Notes, provided that up to an additional $25 million of Revolving Loans may be used to finance, in part, the Transaction and the payment of fees and any expenses relating thereto.

Availability:           Revolving Loans may be borrowed, repaid and reborrowed
                        on and after the Closing Date.

Maturity:               The final maturity of the Revolving Credit Facility
                        shall be the A Maturity Date, with all Revolving Loans to be repaid as a bullet on such date and all Letters of Credit to terminate by such date.

II.      TERMS APPLICABLE TO ALL CREDIT FACILITIES

Borrower:               Capstar Radio Broadcasting Partners, Inc. (the
                        "Borrower").

Co-Arrangers:           Bankers Trust Company, Salomon Brothers Holding Company
                        Inc, Goldman Sachs Credit Partners L.P. and NationsBanc
                        Montgomery Securities L.L.C.

Administrative Agent:   Bankers Trust Company (the "Administrative Agent").

Documentation Agents:   Salomon Brothers Holding Company Inc and Goldman Sachs
                        Credit Partners L.P. (each a "Documentation Agent" and together the "Documentation Agents").

Syndication Agent:      NationsBank of Texas, N.A. (the "Syndication Agent" and,
                        together with the Administrative Agent and the Documentation Agents, the "Agents").

Lenders: The Agents and/or a syndicate of Lenders formed by the Administrative Agent (the "Lenders").

Required Lenders:       Lenders having aggregate commitments and/or outstandings
                        (as appropriate), pertaining to all tranches (taken in the aggregate) in excess of 50%.

Guaranties:             CBC and each direct and indirect subsidiary of CBC
                        (other than the Borrower) (each a "Guarantor" and, collectively, the "Guarantors") shall be required to provide an unconditional guaranty of all amounts owing under the Senior Secured Bank Financing (the
                        "Guaranties"), subject to customary exceptions for transactions of this type (it being understood and agreed, however, that SFX and its subsidiaries shall not be required to guaranty the amounts owing under the Senior Secured Bank Financing so long as the certificate of designation for SFX's 12 5/8% Series E Cumulative
                        Exchangeable Preferred Stock and the indenture for SFX's
                        10 3/4% Senior Subordinated Notes treat any guaranty by such entities of the amounts owing under the Senior
                        Secured Bank Financing as a restricted payment). Without limiting the foregoing, any new subsidiaries acquired pursuant to, or formed to effect, the Acquisition shall be required to, subject to any limitations or restrictions contained in any existing agreements to which such subsidiary is a party to and which will remain in full force and effect after the Closing Date, provide a Guaranty of all amounts owing under the Credit
                        Facilities.

Security:               All amounts owing under the Senior Secured Bank
                        Financing (and all obligations under the Guaranties) will be secured by (x) a first priority perfected security interest in all stock and promissory notes
                        (including, without limitation, the promissory note evidencing the SFX Intercompany Loan (described below) and all related security interests and all capital stock of subsidiaries holding
                        FCC licenses) owned by the Borrower and the Guarantors and (y) a first priority perfected security interest in all other tangible and intangible assets (including receivables, contract rights, securities, patents, trademarks, other intellectual property, inventory, equipment, certain real estate and leasehold interests, but excluding radio tower sites and, to the extent required by law, FCC licenses) owned by the Borrower and each Guarantor subject (in each case) to customary exceptions for transactions of this type; provided that, notwithstanding anything to the contrary contained in this paragraph, (A) the security interest granted in the capital stock of Capstar Partners shall be subordinate to the security interest in such stock granted to Chancellor Media Corporation of Los Angeles in connection with the Chancellor Loan (it being understood, however, that once the Chancellor Loan has been repaid in full the amounts owing under the Senior
                        Secured Bank Financing shall be secured by a first priority perfected security interest in the capital stock of Capstar Partners) and (B) the security interest in respect of the capital stock of the direct and indirect subsidiaries of SFX and all other tangible and intangible assets of SFX and its subsidiaries shall, prior to the repayment in full of the SFX Intercompany
                        Loan, be effectively granted pursuant to the pledge of the SFX Intercompany Loan and a collateral assignment of the security interests granted to Capstar Radio in connection therewith.

Voluntary Prepayments:  Voluntary prepayments may be made at any time without premium or penalty, subject to minimum notice and minimum prepayment requirements; provided that voluntary prepayments of Reserve Adjusted Eurodollar Loans made on a date other than the last day of an interest period applicable thereto shall be subject to the payment of customary breakage costs, if any. Voluntary prepayments of Term Loans shall be applied pro rata to outstanding A Term Loans and B Term Loans (based upon the relative outstanding principal amounts thereto) with amounts so allocated to be applied to reduce future scheduled amortization payments on a pro rata basis.

Mandatory Repayments and
Commitment Reductions:  Mandatory repayment of Term Loans shall be required from
                        (a) 100% of the net cash proceeds from asset sales by CBC and its subsidiaries (subject to certain exceptions to be mutually agreed upon, which shall include, but shall not be limited to, the various exchanges contemplated by that certain Letter Agreement dated February 20, 1998, between CBC and Chancellor Media

                        Corporation of Los Angeles to the extent same is amended in the manner previously described to the Agents), (b) 100% of the net proceeds from issuances of debt (subject to certain exceptions to be mutually agreed upon) by CBC and its subsidiaries, (c) 100% of the net proceeds from equity issuances by CBC and its subsidiaries (subject to certain exceptions to be mutually agreed upon), (d) 50% of excess cash flow (to be defined in a manner to be determined), (e) 100% of the net proceeds from insurance recovery events of CBC and its subsidiaries (subject to certain exceptions to be mutually agreed upon) and (f) 100% of the net proceeds from certain repayments of the SFX Intercompany Loan (as hereinafter defined). All mandatory repayments of Term Loans will be applied pro rata to outstanding A Term Loans and B Term Loans (based upon the relative outstanding principal amounts thereof) with amounts so allocated to be applied to reduce future scheduled amortization payments on a pro rata basis. To the extent the amount of any mandatory repayment which would otherwise be required exceeds the aggregate principal amount of Term Loans then outstanding, such excess shall apply to reduce the commitments under the Revolving Credit Facility. In addition, if at any time the outstandings pursuant to the Revolving Credit Facility exceed the aggregate commitments with respect thereto, prepayments shall be required in an amount equal to such excess.

Interest Rates:         At the Borrower's option, Loans may be maintained from
                        time to time as (x) Base Rate Loans which shall bear interest at the Applicable Margin plus the Base Rate in effect from time to time or (y) Reserve Adjusted
                        Eurodollar Loans which shall bear interest at the Applicable Margin plus the Eurodollar Rate (adjusted for maximum reserves) as determined by the Administrative
                        Agent for the respective interest period.

                        "Base Rate" shall mean the higher of (x) 1/2 of 1% in excess of the overnight federal funds rate and (y) the rate that the Administrative Agent announces from time to time as its prime lending rate, as in effect from time to time.

                        "Applicable Margin" shall mean a percentage per annum
                        (x) for the period commencing on the Closing Date and ending on the date occurring six months after the Closing Date, equal to (A) in the case of A Term Loans and Revolving Loans that are maintained as (i) Base Rate Loans, 1.125%, and (ii) as Reserved Adjusted Eurodollar Loans, 2.125% and (B) in the case of B Term Loans that are maintained as (i) Base Rate Loans, 1.50% and (ii) Reserve Adjusted Eurodollar Loans, 2.50%, and (y) thereafter, to be determined according to the Borrower's ratio of consolidated Debt (as calculated on the last day of each fiscal quarter) to consolidated EBITDA (as determined for the four fiscal quarters most recently ended) (the "Leverage Ratio") as set forth below:


                                     A Term Loans and        A Term Loans and
                                     Revolving Loans         Revolving Loans            B Term Loans             B Term Loans
                                      maintained as           maintained as            maintained as            maintained as
Leverage Ratio                       Base Rate Loans         Eurodollar Loans         Base Rate Loans          Eurodollar Loans
--------------                       ---------------         ----------------         ---------------          ----------------
Greater than 6.75:1                       1.125%                  2.125%                   1.50%                    2.50%

Greater than 6.5:1 but
less than or equal to  6.75:1             1.00%                   2.00%                    1.375%                   2.375%


Greater than 6.0:l but less
than or equal to 6.5:1                    0.875%                  1.875%                   1.25%                    2.25%

Greater than 5.5:1 but less
than or equal to 6.0:1                    0.625%                  1.625%                   1.00%                    2.00%

Greater than 5.0:1 but less
than or equal to 5.5:1                    0.375%                  1.375%                   0.75%                    1.75%

Greater than 4.5:1 but less
than or equal to 5.0:1                    0.125%                  1.125%                   0.75%                    1.75%

Lesser than or equal to 4.5:1             0%                      0.875%                   0.75%                    1.75%






                        ; provided that at any time after the date occurring six months after the Closing Date, the Applicable Margin set forth in the grid above with respect to A Term Loans, Revolving Loans and B Term Loans shall be reduced (i) in the case of A Term Loans and Revolving Loans, by 0.125% for a margin corresponding to a Leverage Ratio of greater than 6.5:1 or less than or equal to 4.5:1 and by 0.25% for a margin corresponding to a Leverage Ratio of greater than 4.5:1 but less than or equal to 6.5:1 and
                        (ii) in the case of B Term Loans, by 0.25%, in each case so long as SFX has repaid in full or has transferred or assigned to CBC, Capstar Partners or the Borrower all of its obligations under each of its 10 3/4% Senior Subordinated Notes due 2006 and its 12 5/8% Series E Cumulative Exchangeable Preferred Stock (it being understood and agreed, however, that notwithstanding anything to the contrary contained in this proviso under no circumstances shall the Applicable Margin (i) for B Term Loans maintained as Eurodollar Loans be reduced to less than 1.50% and for B Term Loans maintained as Base Rate Loans be reduced to less than 0.50% and (ii) be less than 0%).

                        Interest periods of 1, 2, 3, 6 and, if available to all Lenders, 9 and 12 months shall be available in the case of Reserve Adjusted Eurodollar Loans.

                        The Credit Facilities shall include customary protective provisions (with customary exceptions thereto) for such matters as defaulting banks, capital adequacy, increased costs, funding losses, illegality and withholding taxes.

                        Interest in respect of Base Rate Loans shall be payable quarterly in arrears on the last business day of each fiscal quarter. Interest in respect of Reserve Adjusted Eurodollar Loans shall be payable in arrears at the end of the applicable interest period and every three months in the case of interest periods in excess of three months. Interest will also be payable at the time of repayment of any Loans and at maturity. All calculations of interest on Reserve Adjusted Eurodollar Loans and commitment fees and other fee calculations shall be based on a 360 day year and actual days elapsed and all calculations of interest on Base Rate Loans shall be based on a 365 day year and actual days elapsed.

Default Interest:       Overdue principal, interest and other overdue amounts
                        shall bear interest at a rate per annum equal to the rate which is 2% in excess of the rate borne by such borrowings.

Commitment Fees:        Commitment Fees shall be payable quarterly in arrears on
                        the unutilized commitments of each Lender under the Revolving Credit Facility, as in effect from time to time, commencing on the Closing Date to and including the termination of the Revolving Credit Facility.
                        Commitment Fees shall be (x) for the period commencing on the Closing Date and ending on the date occurring six months after the Closing Date, 0.50% of the unutilized total commitment under the Revolving Credit Facility and
                        (y) thereafter, to be determined according to the Borrower's Leverage Ratio as set forth below:


                  Leverage Ratio                           Commitment Fee
                  --------------                           ---------------
                  Greater than 6.0:1                           0.50%


                  Greater than 5.0:1 but less                  0.375%
                  than or equal to 6.0:1


                  Lesser than or equal to 5.0:1                0.25%


Letter of Credit Fees:  The remainder of (x) the Applicable Margin from time to time for Revolving Loans maintained as Reserve Adjusted Eurodollar Loans less (y) 1/4 of 1% on the outstanding stated amounts of letters of credit for the ratable benefit of the Lenders. In addition, a facing fee for the account of the letter of credit issuer of 1/4 of 1% on such outstanding stated amounts. Moreover, the issuer of a letter of credit will be paid its customary administrative charges in connection with each letter of credit issued by it.

Additional Fees:        The Agents shall receive such fees as have been
                        separately agreed upon with the Borrower.

Assignments and
Participations:         None of CBC, Capstar Partners and the Borrower may
                        assign its rights or obligations under the Senior
                        Secured Bank Financing. Any Lender may assign and may sell participations in, its rights and obligations under the Senior Secured Bank Financing, subject to (x) in the case of participations, to customary restrictions on voting rights of the participants and (y) in the case of assignments, to such limitations as may be established in the definitive credit documentation (including, without limitation, consent of the Borrower (which consent shall not be unreasonably withheld) and minimum assignment amounts of $5 million). The Senior Secured
                        Bank Financing shall provide for a mechanism which will allow for each assignee to become a party to the Senior
                        Secured Bank Financing and will relieve the assigning
                        Lender of its obligations with respect to the assigned portion of its commitment.

Documentation:          The Lender's commitment will be subject to the
                        negotiation, execution and delivery of definitive financing agreements (and related security documentation, guaranties, etc.) consistent with the terms of this letter, in each case prepared by White &
                        Case LLP. All documentation (except security documentation that the Administrative Agent determines or applicable law requires should be governed by local law) shall be governed by New York law.

Commitment Termination: The commitments hereunder shall terminate on June 30,
                        1998 unless (i) the definitive documentation described in the immediately preceding paragraph has been executed and delivered, (ii) the Transaction has been consummated (other than the SFX 10 3/4% Senior Subordinated Notes Redemption and the SFX Exchangeable Preferred Stock Redemption) and (iii) the Closing Date has occurred.

Conditions Precedent:   Those conditions precedent that are usual and customary
                        for these types of facilities, and such additional conditions precedent as are appropriate under the circumstances. Without limiting the foregoing, the following conditions shall apply to the effectiveness of the Credit Agreement, the occurrence of the Closing Date and the borrowings under the Credit Facilities to occur on such date:

         A.   To The Initial Loans

                        (i) The structure and all terms of, and the documentation for, the Acquisition shall be reasonably satisfactory to the Agents and the Required Lenders, all material conditions to the consummation of the Acquisition as provided in the documents relating thereto shall be satisfied and not waived except with the consent of the Agents and the Required Lenders. The Acquisition shall, substantially contemporaneously with the funding of the initial loans, be consummated in accordance with the documentation therefor and all applicable laws.

                        (ii) Immediately prior to the consummation of the Acquisition, CBC and its subsidiaries shall have received in an aggregate gross amount approximately $1.397 billion from the Company Financings (including the Chancellor Loan). Any amounts required to be contributed to the Borrower shall be so contributed as provided in the Form S-1 filed with the Securities and Exchange Commission on March 27, 1998, as amended, or as otherwise reasonably satisfactory to the Agents and the Required Lenders. The structure and all terms of, and the documentation for, the SFX-Capstar Acquisition and the SFX-Capstar Station Disposition shall be reasonably satisfactory to the Agents and the Required Lenders. All material conditions to the consummation of the SFX-Capstar Acquisition and the SFX-Capstar Station Disposition as provided in the documents relating thereto shall be satisfied and not waived except with the consent of the Agents and the Required Lenders. The SFX-Capstar Acquisition and the SFX-Capstar Station Disposition shall have been consummated in accordance with the documentation therefor and all applicable laws.

                        (iii) CBC shall have received gross cash proceeds of at least $175 million but no more than $250 million from the Chancellor Loan. CBC shall have contributed 100% of the cash proceeds net of transaction and other related fees received by it from the incurrence of the Chancellor Loan to Capstar Partners and Capstar Partners shall have utilized the proceeds thereof to make a capital contribution to the Borrower. All terms of the definitive documentation for the Chancellor Loan (including, without limitation, maturities, interest rates, covenants, defaults, remedies, subordination provisions, redemption provisions and all other terms) shall be reasonably satisfactory to the Agents and the Required Lenders.

                        (iv) The portion of the Senior Secured Bank Financing for which no commitments have been obtained as of the date hereof shall have been syndicated in its entirety.

                        (v) The Borrower shall have consummated a tender offer and consent solicitation with respect to its 13 1/4% Senior Subordinated Notes due 2003 (the "Tender Offer/Consent Solicitation"). The Tender Offer/Consent Solicitation shall have been substantially consummated in accordance with the terms thereof and all requirements of applicable law. No material conditions contained in the Tender Offer/Consent Solicitation shall be waived without the consent of the Agents and the Required Lenders.

                        (vi) The Borrower and SFX shall have entered into a loan agreement pursuant to which the Borrower agrees to provide financing to SFX in the aggregate principal amount of approximately $500 million (the "SFX Intercompany Loan"). SFX shall have used the gross cash proceeds from the SFX Intercompany Loan to repay advances under the Bridge Loan. The obligations of SFX under the SFX Intercompany Loan shall be (i) secured by substantially all assets of SFX and its subsidiaries (other than FCC licenses and radio tower sites) and (ii) pledged by the Borrower (together with all security therefor) to secure the Borrower's obligations under the Credit Facilities. The documentation for, and the terms and conditions of, the SFX Intercompany Loan shall be reasonably satisfactory to the Agents and the Required Lenders.

                        (vii) The Original SFX Credit Facility shall have been repaid in full and terminated with the proceeds of the Bridge Loan, and the Bridge Loan shall be repaid, substantially contemporaneously with the funding of the Initial Loans, in full with the proceeds of the SFX Intercompany Loan. The Agents and the Required Lenders shall have received evidence in form and substance reasonably satisfactory to them that all liens and security interests granted in connection with the Original SFX Credit Facility have been terminated and released (subject to filing the release instruments).

                        (viii) The Letter Agreement, dated February 20, 1998, between CBC and Chancellor Media Corporation of Los Angeles shall have been amended in the manner previously described to the Agents.

                        (ix) The Agents shall be satisfied that CBC and its subsidiaries shall have complied in all respects with all agreements governing any existing indebtedness of CBC and its subsidiaries and no such indebtedness shall be subject to, or as a result of the consummation of the Transaction become subject to, a mandatory repayment prior to the scheduled maturity thereof, except that SFX's 10 3/4% Senior Subordinated Notes, SFX's 12-5/8% Series E Cumulative Exchangeable Preferred Stock and SFX's 11 3/8% Senior Subordinated Notes shall be subject to the exercise of a right of repurchase by the holders thereof as a result of a change of control in SFX.

                        (x) Nothing shall have occurred (and the Lenders shall have become aware of no facts or conditions not disclosed to them in writing prior to the date hereof) which could reasonably be likely to have a material adverse effect on the rights or remedies of the Lenders or the Agents, or on the ability of CBC and its subsidiaries to perform their obligations or which could reasonably be expected to have a material adverse effect on the business, operations, property, assets, liabilities, condition (financial or otherwise) or prospects of CBC and its subsidiaries taken as a whole or the Borrower and its subsidiaries taken as a whole.

                        (xi) All necessary and material governmental (domestic and foreign) and third party approvals in connection with the Transaction, the transactions contemplated by the Credit Facilities and otherwise referred to herein (including, without limitation, (x) the consent decree entered into by SFX with the U.S. Department of Justice (the "DOJ") with respect to the Long Island, New York market, (y) the consent decree executed by the Borrower and SFX with the DOJ pursuant to which the Borrower agreed to sell certain stations prior to or substantially contemporaneously with the consummation of the Acquisition, which stations comprise a portion of the SFX-Capstar Station Disposition and (z) a letter agreement between the Borrower and the DOJ pursuant to which the Borrower agreed to notify the DOJ prior to consummating an acquisition in the northwest region of Arkansas) shall have been obtained and remain in effect, and all material applicable waiting periods shall have expired without any action being taken by any competent authority which restrains, prevents, or imposes materially adverse conditions upon, the consummation of the Transaction or the transactions contemplated by the Credit Facilities. Additionally, there shall not exist any judgment, order, injunction or other restraint prohibiting or imposing materially adverse conditions upon, or making economically unfeasible, the consummation of the Transactions or the transactions contemplated by the Credit Facilities.

                        (xii) After giving effect to the Transaction and the financings incurred in connection therewith, CBC and its subsidiaries shall have no outstanding indebtedness or preferred stock other than (i) the Senior Secured Bank Financing, (ii) Capstar Partners' 12-3/4% senior discount notes due 2009, (iii) Capstar Partners' 12% senior exchangeable preferred stock, (iv) the Borrower's 13-1/4% senior subordinated notes due 2003 to the extent not otherwise redeemed, (v) the Borrower's 9-1/4% senior subordinated notes due 2007, (vi) SFX's 10 3/4% senior subordinated notes due 2006, (vii) SFX's 12 5/8% series E cumulative exchangeable preferred stock, (viii) SFX's 113/8% Senior Subordinated Notes due 2000 (of which no more than approximately $600,000 in aggregate principal amount remains outstanding),
                                (ix) the Chancellor Loan, (x) the SFX
                                Intercompany Loan and (xi) such other
                                indebtedness, if any, as is acceptable to the Agents and the Required Lenders, and no defaults or violations shall exist under any of such indebtedness.

                        (xiii) The Agents and the Lenders shall have received legal opinions from counsel, and in form and substance and covering matters, reasonably acceptable to the Agents.

                        (xiv) Each of the Guaranties shall have been executed and delivered. The security agreements required as described under the heading "Security" above shall have been executed and delivered in form, scope and substance reasonably satisfactory to the Agents, and the Lenders shall have a first priority perfected security interest in all assets as are required above.

                        (xv) CBC and its advisors shall have fully cooperated in the syndication efforts, including, without limitation, by providing the Agents with all information reasonably deemed necessary by them to successfully complete the syndication.

                        (xvi) The Agents shall have received, and shall be satisfied with, (i) the projections of CBC and its subsidiaries and (ii) an opening pro forma balance sheet of CBC and its subsidiaries, in each case after giving effect to the Transaction (except for the SFX 10-3/4% Senior Subordinated Notes Redemption and the SFX Exchangeable Preferred Stock Redemption).

                        (xvii) The Lenders shall have received a solvency opinion from an independent valuation firm, and in form and substance, reasonably satisfactory to the Agents setting forth the conclusions that, after giving effect to the Transaction, and the incurrence of all the financings contemplated herein, each of CBC and its subsidiaries taken as a whole and the Borrower and its subsidiaries taken as a whole, are not insolvent and will not be rendered insolvent by the indebtedness incurred in connection therewith, will not be left with unreasonably small capital with which to engage in their businesses and will not have incurred debts beyond their ability to pay such debts as they mature.

                        (xviii) All costs, fees, expenses (including, without
                                limitation, reasonable legal fees and expenses) and other compensation contemplated hereby or any letter executed in connection herewith and payable to the Agents or the Lenders (or their respective affiliates) shall have been paid to the extent due.

         B.   Conditions to All Loans

                        Absence of default or unmatured default under the Senior Secured Bank Financing, continued accuracy of representations and warranties. In addition to the conditions described in the immediately preceding sentence, conditions to the making of A Term Loans on the Second A Term Loan Borrowing Date shall include the concurrent consummation of the SFX 10-3/4% Senior Subordinated Notes Redemption and the SFX Exchangeable Preferred Stock Redemption in accordance with applicable law and the terms of the documentation providing for such Redemptions (the terms and conditions of such documentation to be reasonably satisfactory to the Agents and the Required Lenders).

Representation and
Warranties:             Those representations and warranties usual and customary
                        for these types of facilities, and such additional representations and warranties as are appropriate under the circumstances.

Covenants:              Those covenants usual and customary for these types of
                        facilities, and such additional covenants as are appropriate under the circumstances (with customary and appropriate exceptions to be agreed upon). It is anticipated that special purpose corporation covenants shall be applicable to each of CBC and Capstar Partners.
                        Although the covenants have not yet been specifically determined, we anticipate that the covenants shall in any event include, but not be limited to:

                        (i)     Limitation on other indebtedness;

                        (ii) Limitations on mergers, acquisitions, joint ventures, partnerships and acquisitions and dispositions of assets;

                        (iii) Limitations on dividends; provided that (x) the Borrower may pay cash dividends to Capstar Partners, which in turn may pay cash dividends to CBC, in amounts and as such times as are necessary to permit CBC to make principal and interest payments on the Chancellor Loan, (y) the Borrower may pay cash dividends to Capstar Partners at such times as are necessary to permit Capstar Partners to make regularly accruing dividend and interest payments with respect to (i) Capstar Partners' 12 3/4% Senior Discount Notes after August 1, 2002, and (ii) Capstar Partners' Senior Exchangeable Preferred Stock after July 1, 2002, and (z) SFX may pay accruing cash dividends and interest payments with respect to SFX's 12 5/8% Series E Cumulative Exchangeable Preferred Stock after January 15, 2002; provided that (A) in each case in clauses (x), (y) and (z) above no default or event of default then exists under the Credit Agreement or would result therefrom and (B) with respect to payments made under clauses (y) and
                                (z) above, at the time of such dividend, principal or interest payment, such payment must be payable in cash in accordance with the terms of the relevant documentation (i.e., the obligor of such obligation (Capstar Partners or SFX) does not have the option to make such payment in kind);

                        (iv) Limitations on voluntary payments of other indebtedness and amendments thereto, and amendments to organizational documents;

                        (v) Limitations on transactions with affiliates and formation of subsidiaries;

                        (vi)    Limitations on investments;

                        (vii)   Maintenance of existence and properties;

                        (viii)  Limitations on Liens;

                        (ix) Various financial covenants to be agreed, including but not limited to:

                                (a)  Minimum Interest Coverage;

                                (b)  Minimum Fixed Charge Coverage Ratio; and

                                (c)  Maximum Leverage.

                        (x)     Limitations on capital expenditures;

                        (xi)    Adequate insurance coverage;

                        (xii)   ERISA covenants;

                        (xiii) Financial reporting, notice of environmental, ERISA - related matters and material litigation and visitation and inspection rights;

                        (xiv) Compliance with laws, including environmental and ERISA;

                        (xv)    Payment of taxes and other liabilities;

                        (xvi)   Limitations on changes in nature of business;
                                and

                        (xvii)  Use of proceeds.

Events of Default:      Those events of default usual and customary for these
                        types of facilities, and such additional events of default as are appropriate under the circumstances, including, without limitation, a change of control (to be defined to the satisfaction of the Agents) of CBC or the Borrower.

Indemnification:        The documentation for the Senior Secured Bank Financing
                        will contain customary indemnities for the Lenders
                        (other than as a result of a Lender's gross negligence or willful misconduct).

         Whether or not the Transaction is consummated or the Senior Secured Bank Financing is entered into, you hereby agree to pay all reasonable costs and expenses (including the reasonable fees and expenses of White & Case LLP and each Agent's reasonable out-of-pocket expenses) arising in connection with the preparation, execution and delivery of this letter and the definitive financing agreements (and the Agents' due diligence and syndication efforts in connection therewith). In addition, you hereby agree to pay when and as due the fees described in the enclosed fee letter (the "Fee Letter"). You further agree to indemnify and hold harmless each of the Lenders (including in any event each Agent), each affiliate thereof and each director, officer, employee, agent or representative thereof (each an "indemnified person") in connection with any losses, claims, damages, liabilities or other expenses to which such indemnified persons may become subject, insofar as such losses, claims, damages, liabilities (or actions or other proceedings commenced or threatened in respect thereof) or other expenses arise out of or in any way relate to or result from the Transaction, this letter or the extension of the Senior Secured Bank Financing contemplated by this letter, or in any way arise from any use or intended use of this letter or the proceeds of any of the Senior Secured Bank Financing contemplated by this letter, and you agree to reimburse each indemnified person for any reasonable legal or other expenses incurred in connection with investigating, defending or participating in any such loss, claim, damage, liability or action or other proceeding (whether or not such indemnified person is a party to any action or proceeding out of which indemnified expenses arise), provided that you shall have no obligation hereunder to indemnify any indemnified person for any loss, claim, damage, liability or expense (i) which resulted from the gross negligence or willful misconduct of such indemnified person or (ii) arising in connection with the enforcement of this letter by the addressees hereof against such person. This letter is furnished for your benefit, and may not be relied upon by any other person or entity. None of the Agents nor any of the Lenders shall be responsible or liable to you or any other person for consequential damages which may be alleged as a result of this letter.

         Each Agent reserves the right to employ the services of its affiliates in providing the services contemplated by this letter and to allocate, in whole or in part, to such affiliates certain fees payable to each Agent in such manner as such Agent and its affiliates may agree in their sole discretion. You acknowledge that each Agent may share with any of its affiliates, and such affiliates may share with such Agent, any information relating to CBC and its subsidiaries (including, without limitation, any non-public information regarding the creditworthiness of CBC and its subsidiaries) or the Transaction. Each Agent agrees to treat, and cause any such affiliate to treat, all non-public information provided to it by you and identified as confidential, as confidential information in accordance with customary banking industry practices.

         The provisions of the immediately preceding two paragraphs shall survive any termination of this letter.

         If you are in agreement with the foregoing, please sign and return to us executed counterparts of this letter and the Fee Letter. This offer shall terminate at 5:30 P.M., New York time, on May ___, 1998 unless signed counterparts of this letter and the Fee Letters have been delivered to us (including by way of telecopier) by such time.

     You are not authorized to show or circulate this letter or to disclose the terms hereof to any other person or entity (other than your legal and financial advisors in connection with your evaluation hereof) until such time as you have accepted this letter as provided in the immediately preceding paragraph. If this letter is not accepted by you as provided in the immediately preceding paragraph, you are directed to immediately return this letter (and any copies hereof) to the undersigned. In any event, neither you nor your advisors are authorized to disclose the terms, or the Agents' issuance hereof (or file copies hereof) in any public filings (other than filings of this letter or a description of the contents thereof (but not the Fee Letter in any identifiable manner) with the Securities and Exchange Commission in connection with the Transaction) or announcements, without each Agent's prior written consent except to the extent required by law, it being understood that in such event you shall first give each Agent prior written notice thereof. This letter and the rights and obligations of the parties hereunder shall be construed in accordance with and be governed by the law of the State of New York. Each of the parties hereto waives any and all rights to trial by jury which it may have with respect to this letter and the Fee Letter.

                              Very truly yours,

                              BANKERS TRUST COMPANY


                              By
                                ---------------------------------------
                                Name:
                                Title:


                              NATIONSBANK OF TEXAS, N.A.


                              By
                                ---------------------------------------
                                Name:
                                Title:


                              NATIONSBANC MONTGOMERY
                               SECURITIES LLC


                              By
                                ---------------------------------------
                                Name:
                                Title:

                              SALOMON HOLDING COMPANY INC.



                              By
                                ---------------------------------------
                                Name:
                                Title:



                              GOLDMAN, SACHS CREDIT PARTNERS L.P.



                              By
                                ---------------------------------------
                                Name:
                                Title:

Agreed to and Accepted this

     day of May    , 1998.
-----          ----


CAPSTAR RADIO BROADCASTING PARTNERS, INC.



By
  --------------------------------
  Name:
  Title: